Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – February 4, 2016 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Fourth quarter sales of $600.0 million

•	Fourth quarter earnings per diluted share of $1.57

•	Issued $125.0 million in aggregate principal amount of senior unsecured notes

•	Extended credit facility maturity to 2020 and lowered interest rate

•	Authorized a new stock repurchase program for an additional 3,000,000 shares

Teledyne today reported fourth quarter 2015 sales of $600.0 million, compared with sales of $622.3 million for the fourth quarter of 2014, a decrease of 3.6%. Net income attributable to Teledyne was $55.5 million ($1.57 per diluted share) for the fourth quarter of 2015, compared with $60.2 million ($1.62 per diluted share) for the fourth quarter of 2014, a decrease of 7.8%. The fourth quarter of 2015 included pretax severance charges of $2.5 million. The fourth quarter of 2015 also included $5.9 million in research and development tax credits and net discrete tax benefits of $1.3 million. The fourth quarter of 2014 included pretax severance charges of $1.8 million. The fourth quarter of 2014 included $5.6 million in research and development tax credits and net discrete tax benefits of $0.7 million.

“We ended 2015 with our strongest quarter of the year.  Sales and earnings per share were significantly higher than the preceding quarters.  In fact, earnings in the fourth quarter of 2015 were nearly a record, just under last year’s record results, with research and development tax credits benefiting both periods,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “Despite a very weak industrial economy and currency headwinds, full year sales declined only four percent.  However, we were able to maintain GAAP operating margin in 2015 given agile cost reductions.  Our balanced business portfolio is not dependent on any single product or market.  While energy markets have weakened, our aerospace and defense businesses are performing well.  Nevertheless, in 2016 we expect further deterioration in our offshore energy businesses, which now represent approximately 15% of total sales. We also remain cautious in other commercial markets given the challenging global economic environment, so we believe it is prudent to be measured in our outlook. Finally, we continue to generate strong cash flow and will maintain capital deployment on share repurchases and complementary acquisitions.”
Full Year 2015 (Fiscal year 2015 contained 53 weeks and fiscal year 2014 contained 52 weeks.)
Total year sales for 2015 were $2,298.1 million, compared with $2,394.0 million for 2014, a decrease of 4.0%. Net income attributable to Teledyne was $195.8 million ($5.44 per diluted share) for 2015, compared with net income attributable to Teledyne of $217.7 million ($5.75 per diluted share) for 2014, a decrease of 10.1%.  Total year 2015 and 2014 reflected pretax charges totaling $8.4 million and $4.2 million, respectively, for severance charges. Net income for 2015 and 2014 also included net discrete tax benefits of $9.8 million and $8.9 million, respectively. Total year 2015 and 2014 included $5.9 million and $5.6 million in research and development tax credits, respectively.

Review of Operations (Comparisons are with the fourth quarter of 2014, unless noted otherwise. The fourth quarter of 2015 contained 14 weeks and the fourth quarter of 2014 contained 13 weeks.)

Instrumentation
The Instrumentation segment’s fourth quarter 2015 sales were $266.3 million, compared with $299.6 million, a decrease of 11.1%. Fourth quarter 2015 operating income was $44.6 million, compared with $53.4 million, a decrease of 16.5%.
The fourth quarter 2015 sales decrease resulted from lower sales of marine, electronic test and measurement and environmental instrumentation. Sales for marine instrumentation decreased by $20.5 million and primarily reflected lower sales of interconnect systems and other marine sensors and systems for energy production, partially offset by higher sales of interconnects and marine systems for U.S. Government applications. Sales of electronic test and measurement instrumentation decreased $7.1 million and sales of environmental instrumentation decreased $5.7 million. The fourth quarter of 2015 reflected $0.9 million in higher severance costs compared with 2014.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2015 sales were $102.1 million, compared with $102.4 million, a decrease of 0.3%. Operating income was $11.5 million for the fourth quarter of 2015, compared with $7.8 million, an increase of 47.4%.

The fourth quarter 2015 sales reflected increased sales of commercial digital imaging systems, including sensors and systems for life sciences and industrial X-ray applications, offset by lower sales from U.S. Government research and development contracts and laser-based mapping systems. The fourth quarter 2015 sales included $3.6 million in incremental sales from a recent acquisition. The increase in operating income in the fourth quarter of 2015 reflected improved margins across a number of product categories as a result of ongoing cost reductions and improved contract performance.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2015 sales were $153.9 million, compared with $145.7 million, an increase of 5.6%. Operating income was $21.3 million for the fourth quarter of 2015, compared with $20.0 million, an increase of 6.5%.

The fourth quarter 2015 sales reflected higher sales of $11.3 million from avionics products and electronic relays, partially offset by lower sales of $2.2 million for electronic manufacturing services products and $0.9 million of microwave and interconnect systems. Operating income in the fourth quarter of 2015 reflected the impact of improved margins for microwave and interconnect systems, collectively, as well as increased sales of higher margin avionics products. The fourth quarter of 2015 also reflected higher pension expense of $0.5 million.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2015 sales were $77.7 million compared with $74.6 million, an increase of 4.2%. Operating income was $8.7 million for the fourth quarter of 2015, compared with $10.0 million, a decrease of 13.0%.

The fourth quarter 2015 sales reflected higher sales of engineered products and services of $3.3 million and higher sales of energy systems products of $2.3 million, partially offset by lower turbine engine sales of $2.5 million. The higher sales of engineered products and services primarily resulted from increased sales of nuclear and aerospace manufacturing programs. Operating income in the fourth quarter of 2015 reflected the impact of lower sales of higher margin turbine engines and higher pension expense of $0.5 million.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $61.0 million for the fourth quarter of 2015, compared with $85.6 million. The lower cash provided by operating activities in the fourth quarter of 2015 reflected lower net income and higher income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $45.6 million for the fourth quarter of 2015, compared with $71.8 million and reflected lower cash provided by operating activities and higher capital expenditures. The company received $5.5 million from the exercise of stock options in the fourth quarter of 2015, compared with $4.1 million. Capital expenditures for the fourth quarter of 2015 were $15.4 million, compared with $13.8 million. Depreciation and amortization expense for the fourth quarter of 2015 was $22.4 million, compared with $24.2 million. In October the company acquired a product line for $2.7 million. On November 3, 2015, the company entered into a $100.5 million accelerated share repurchase agreement to repurchase 1,100,000 shares of its common stock. During 2015, the company spent $243.8 million on share repurchases. Cash totaled $85.1 million at January 3, 2016. At January 3, 2016, total debt, including capital lease obligations, was $782.0 million, which included $150.5 million outstanding under the $750.0 million credit facility. In the fourth quarter, the company amended the $750.0 million credit facility to extend the maturity to December 2020. In the fourth quarter, the company issued $125.0 million in aggregate principal amount of senior unsecured notes. The notes consisted of $25.0 million of 2.81% senior unsecured notes due in November 2020, and $100.0 million of 3.28% senior unsecured notes due in November 2022. On January 26, 2016, Teledyne’s Board of Directors authorized a stock repurchase program for up to an additional 3,000,000 shares of Teledyne common stock.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2015	2014	2015	2014
Cash provided by operating activities	$61.0	$85.6	$210.2	$287.9
Capital expenditures for property, plant and equipment	(15.4)	(13.8)	(47.0)	(43.5)
Free cash flow	$45.6	$71.8	$163.2	$244.4
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the fourth quarter of 2015 was 18.8% compared with 20.9%. The fourth quarter of 2015 reflected net discrete tax benefits of $1.3 million compared with net discrete tax benefits of $0.7 million. Excluding the net discrete tax items in both periods, the effective tax rates would have been 20.6% for the fourth quarter of 2015 and 21.8% for the fourth quarter of 2014.

Stock Option Compensation Expense
For the fourth quarter of 2015, the company recorded a total of $2.5 million in stock option expense, of which $1.9 million was recorded in the operating segment results and $0.6 million was recorded as corporate expense. For the fourth quarter of 2014, the company recorded a total of $3.9 million in stock option expense, of which $2.6 million was recorded in the operating segment results and $1.3 million was recorded as corporate expense. Stock option expense in 2015 was lower than in 2014 primarily due to the absence of stock option grants in 2015.

Other
Pension expense was $1.1 million for the fourth quarter of 2015 compared with pension income of $0.3 million. Interest expense, net of interest income, was $6.0 million for the fourth quarter of 2015, compared with $5.1 million, and primarily reflected higher average debt levels, due to recent acquisitions and the stock repurchase program. Corporate expense was $10.1 million for the fourth quarter of 2015, compared with $11.3 million and primarily reflected lower compensation expenses. Other expense was $1.7 million for the fourth quarter of 2015 compared with expense of $0.4 million.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2016 earnings per diluted share will be in the range of approximately $1.00 to $1.10 and the full year 2016 earnings per diluted share outlook is expected to be in the range of approximately $5.05 to $5.15. The outlook includes expected further deterioration in our offshore energy businesses and a cautious view in other commercial markets, partially offset by anticipated growth in aerospace and defense markets. The company’s effective tax rate for 2016 is expected to be 28.8%, before any discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations, cost reductions and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2014 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, February 4, 2016. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, February 4, 2016.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED (a)
JANUARY 3, 2016 AND DECEMBER 28, 2014
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2015	2014	2015	2014
Net sales	$600.0	$622.3	$2,298.1	$2,394.0
Costs and expenses:
Costs of sales	378.4	391.6	1,427.8	1,487.1
Selling, general and administrative expenses	145.6	150.8	588.6	612.4
Total costs and expenses	524.0	542.4	2,016.4	2,099.5
Operating income	76.0	79.9	281.7	294.5
Interest expense, net	(6.0)	(5.1)	(23.9)	(19.0)
Other income (expense), net	(1.7)	(0.4)	0.4	6.6
Income before income taxes	68.3	74.4	258.2	282.1
Provision for income taxes	12.8	15.5	62.7	66.5
Net income	55.5	58.9	195.5	215.6
Noncontrolling interest	—	1.3	0.3	2.1
Net income attributable to Teledyne	$55.5	$60.2	$195.8	$217.7
Diluted earnings per common share	$1.57	$1.62	$5.44	$5.75
Weighted average diluted common shares outstanding	35.4	37.2	36.0	37.9

(a) Fiscal year 2015 contained 53 weeks and fiscal year 2014 contained 52 weeks. The fourth quarter of 2015 contained 14 weeks and the fourth quarter of 2014 contained 13 weeks.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED (a)
JANUARY 3, 2016 AND DECEMBER 28, 2014
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2015	2014		2015	2014
Net sales:
Instrumentation	$266.3	$299.6	(11.1)%	$1,051.1	$1,115.5	(5.8)%
Digital Imaging	102.1	102.4	(0.3)%	379.0	403.6	(6.1)%
Aerospace and Defense Electronics	153.9	145.7	5.6%	593.4	603.0	(1.6)%
Engineered Systems	77.7	74.6	4.2%	274.6	271.9	1.0%
Total net sales	$600.0	$622.3	(3.6)%	$2,298.1	$2,394.0	(4.0)%
Operating income:
Instrumentation	$44.6	$53.4	(16.5)%	$171.0	$181.6	(5.8)%
Digital Imaging	11.5	7.8	47.4%	40.0	37.1	7.8%
Aerospace and Defense Electronics	21.3	20.0	6.5%	84.8	88.3	(4.0)%
Engineered Systems	8.7	10.0	(13.0)%	26.1	31.4	(16.9)%
Corporate expense	(10.1)	(11.3)	(10.6)%	(40.2)	(43.9)	(8.4)%
Operating income	76.0	79.9	(4.9)%	281.7	294.5	(4.3)%
Interest expense, net	(6.0)	(5.1)	17.6%	(23.9)	(19.0)	25.8%
Other income (expense), net	(1.7)	(0.4)	325.0%	0.4	6.6	(93.9)%
Income before income taxes	68.3	74.4	(8.2)%	258.2	282.1	(8.5)%
Provision for income taxes	12.8	15.5	(17.4)%	62.7	66.5	(5.7)%
Net income	55.5	58.9	(5.8)%	195.5	215.6	(9.3)%
Noncontrolling interest	—	1.3	(100.0)%	0.3	2.1	(85.7)%
Net income attributable to Teledyne	$55.5	$60.2	(7.8)%	$195.8	$217.7	(10.1)%

(a) Fiscal year 2015 contained 53 weeks and fiscal year 2014 contained 52 weeks. The fourth quarter of 2015 contained 14 weeks and the fourth quarter of 2014 contained 13 weeks.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	January 3, 2016	December 28, 2014
ASSETS
Cash	$85.1	$141.4
Accounts receivable, net	373.0	400.7
Inventories, net	309.2	311.8
Prepaid expenses and other current assets	60.9	87.8
Total current assets	828.2	941.7
Property, plant and equipment, net	321.3	336.5
Goodwill and acquired intangible assets, net	1,383.1	1,428.2
Prepaid pension asset	77.2	86.3
Other assets, net	74.9	69.5
Total assets	$2,684.7	$2,862.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$136.5	$162.5
Accrued liabilities	238.0	290.3
Current portion of long-term debt and capital lease obligations	19.1	86.2
Total current liabilities	393.6	539.0
Long-term debt and capital lease obligations	762.9	618.9
Other long-term liabilities	184.1	235.8
Total liabilities	1,340.6	1,393.7
Total stockholders’ equity	1,344.1	1,468.5
Total liabilities and stockholders’ equity	$2,684.7	$2,862.2